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                                                                    Exhibit 99.1

                 VENTURE SEISMIC EXPECTS LOSS FOR THIRD QUARTER


CALGARY, ALBERTA, JULY 8, 1998 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEIF) today announced that it expects to report a significant loss for its third quarter of fiscal 1998. The loss results from substantially reduced revenue during the quarter from the Company's wholly owned subsidiary in the United States, Boone Geophysical, Inc. ("Boone"). For the quarter ended June 30, 1998 Boone is expected to report significantly less revenue than anticipated due to inefficiencies in meeting certain customer commitments for projects in progress as a result of timing demands and equipment shortages. The shortage of equipment for the number of projects in progress, and the overlap in the timing of the projects in progress, resulted in excess equipment movement during the quarter, which in turn resulted in significantly reduced production and revenue. In addition, certain disputes arose regarding charges for the performance of extra and/or premium rate charges for work outside the normal conditions anticipated, which resulted in collection difficulties and a decision to write-off disputed charges. The reduced revenue in Boone was compounded by minimal activity by the Company in the Canadian segment of the market during the quarter. As a result of the loss, the Company expects that it will no longer be in compliance with certain of its bank covenants and, if so, the Company will be required to obtain a waiver from its lender or to seek additional financing in order to restore compliance, although there can be no assurance that it will be able to do so. In connection with the foregoing and in connection with the pending acquisition of Continental Holdings Ltd., the Board of Directors has authorized management to explore a number of alternatives including the possibility of a financing or strategic corporate transaction. The Company intends to report third quarter financial results on August 6, 1998.

Brian Kozun, President and Chief Executive Officer of Venture, commented, "the poor results during the quarter do not reflect weak industry demand for our services. Rather, a substantial portion of the poor performance was related to shifting project timing demands and the need to meet customer commitments, which resulted in a situation where equipment demand greatly exceeded our equipment capacity. We attempted to increase the equipment capacity in Boone through the temporary transfer of equipment from our Canadian operations, however, even the additional equipment was not sufficient to overcome the difficulties and inefficiencies during this period."

The Company has undertaken a number of actions to address the operational issues at Boone, including the transfer of the Company's Chief Operating Officer, Dan McArthur to manage the Boone operations. Mr. McArthur will be responsible for the implementation of a number of strengthened control procedures to better monitor project completion difficulties, control project scheduling and timing, minimize billing disputes and maximize revenue collection.




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VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land and wetlands seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company utilizes both traditional two-dimensional ("2D") and more technologically advanced three-dimensional ("3D") seismic data technology to acquire data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Venture's subsidiaries include Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.

This news release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Venture's SEC filings under "Risk Factors" and elsewhere. Actual results could differ from those anticipated due to a number of factors including the results of the Company's proposed acquisition of Continental Holdings Ltd., the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:

                             Mr. Brian Kozun, President & CEO
                             Mr. Greg Wiebe, Chief Financial Officer
                             Venture Seismic Ltd.
                             (403) 777-9070